EXHIBIT 99.9

HAWTHORNE FINANCIAL CORPORATION

NOTICE OF VOTING OPPORTUNITY

AT THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 25, 2004

To the participants in the Hawthorne Financial Corporation Employee Stock Purchase Plan (the “ESPP”):

A special meeting of the stockholders of Hawthorne Financial Corporation will be held at 11:00 a.m., Pacific time, on Tuesday, May 25, 2004 at Hawthorne Financial’s headquarters, located at 2381 Rosecrans Avenue, 2nd Floor, El Segundo, California, for the following purposes, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

(1)	To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of January 27, 2004, among Commercial Capital Bancorp, Inc., CCBI Acquisition Corp. and Hawthorne Financial Corporation, as described in the joint proxy statement/prospectus that accompanies this Notice;

(2)	To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

(3)	To transact such other business as may properly come before the special meeting or any adjournment thereof. Management is not aware of any other such business.

Voting Directions. Because shares of Hawthorne Financial common stock are credited to your account under the ESPP, you have the right to direct Actuarial Consultants, Inc. (the “Servicer”), who has been appointed to report to the administrator of the ESPP, Hawthorne Savings, F.S.B. (the “Administrator”), how to vote the shares credited to your account at the special meeting of stockholders on the proposals.

How to Direct the Vote of Shares Credited to You Under the ESPP. The Administrator is the only one who can vote the shares of Hawthorne Financial common stock held for your account in the ESPP. The Administrator will vote the shares credited to your account in accordance with your instructions, if you provide them timely.

You may use the enclosed Proxy Card to convey to the Servicer your voting instructions. To vote shares of Hawthorne Financial common stock credited to your account under the ESPP, please instruct the Servicer by completing, executing and returning the attached Proxy Card to the address indicated below Please return your Proxy Card in the enclosed envelope that has the GREEN STICKER in the lower right hand corner. The Servicer will tabulate the votes in accordance with your instructions and provide the aggregate vote totals to the Administrator.

A joint proxy statement/prospectus describing the proposals to be voted upon at the special meeting has been delivered to you with this Notice. You should review the joint proxy statement/prospectus before completing your Proxy Card.

Please note that this request for voting instructions is separate from any proxy request you may receive with respect to any other holdings you may have in Hawthorne Financial common stock outside of the ESPP.

If the Proxy Card is properly completed, signed and returned, the Administrator will vote the shares allocated to your account under the ESPP in accordance with your direction.

Please note that if your Proxy Card: (1) is signed and returned without a voting direction, (2) is returned unsigned, or (3) is not returned at all, the Administrator will not vote the shares of Hawthorne Financial Corporation common stock allocated to your account in the ESPP. If the Administrator does not vote the shares of Hawthorne Financial Corporation common stock allocated to your account in the ESPP, it will have the same effect as a vote against the approval and adoption of the merger agreement, but will have no effect on the outcome of the voting on the adjournment proposal.

If you direct the Administrator to abstain from voting, the Administrator will abstain from voting such shares, and the shares will not be voted. An abstention from voting will have the same effect as a vote against the approval and adoption of the merger agreement and a vote against the adjournment proposal.

Participants may revoke their voting instructions by executing and delivering to Actuarial Consultants, Inc., the Servicer, a revised duly executed Proxy Card or written instruction no later than Tuesday, May 18, 2004.

Confidentiality of Vote. Your voting decision with respect to the Hawthorne Financial common stock credited to your account under the ESPP will be kept confidential and will not be provided to Hawthorne Financial Corporation, Hawthorne Savings, F.S.B., Commercial Capital Bancorp or Commercial Capital Bank. [Name of Servicer], the Servicer, will tabulate the votes and is responsible for ensuring compliance with these confidentiality procedures. Your Proxy Card should be returned to:

Actuarial Consultants, Inc.

2377 Crenshaw Boulevard, Suite 350

Torrance, California 90501

Attn: Kristina Barron

The Proxy Card must be delivered to Actuarial Consultants, Inc., the Servicer for the ESPP, which has been specially designated to report the voting results to the ESPP Administrator. Voting can only be done by the Administrator.

The Servicer must have ample time to tabulate votes and to deliver to the Administrator the aggregate votes on behalf of the participants of the ESPP on or before the date of the special stockholder meeting. The special stockholder meeting will take place on May 25, 2004, at 11:00 a.m. Pacific time. THEREFORE, YOUR PROXY CARD SHOULD BE RECEIVED BY THE SERVICER NO LATER THAN TUESDAY, MAY 18, 2004. You may change your voting instructions by executing and delivering to the Servicer a duly executed Proxy Card or written instruction no later than Tuesday May 18, 2004.